Exhibit 10.1
AGREEMENT BY AND BETWEEN
Citizens First National Bank
Princeton, IL
and
The Comptroller of the Currency
     Citizens First National Bank, Princeton, IL (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
     The Comptroller has found unsafe or unsound banking practices relating to credit risk management at the Bank.
     In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.
ARTICLE I
JURISDICTION
     (1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).
     (2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).
     (3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

     (4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).
     (5) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:
Assistant Deputy Comptroller
North Central Illinois and Eastern Iowa Field Office
111 West Washington St., Suite 300
East Peoria, IL 61611
ARTICLE II
ALLOWANCE FOR LOAN AND LEASE LOSSES
     (1) The Board shall review the adequacy of the Bank’s Allowance for Loan and Lease Losses (“Allowance”) and shall establish a program for the maintenance of an adequate Allowance. This review and program shall be designed in light of the comments on maintaining a proper Allowance found in OCC 2006-47, Interagency Policy Statement on the Allowance for Loan and Lease Losses and shall focus particular attention on the following factors:
(a)	results of the Bank’s internal loan review;

(b)	an estimate of inherent loss exposure on each significant credit;

(c)	loan loss experience;

(d)	trends of delinquent and nonaccrual loans;

(e)	concentrations of credit in the Bank;

(f)	present and prospective economic conditions; and
     (2) The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.
     (3) A copy of the Board’s program shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.
ARTICLE III
CRITICIZED ASSETS
     (1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the Report of Examination dated as of September 30, 2009 (“ROE”), in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination (“Criticized Assets”).
     (2) Within thirty (30) days, the Board shall adopt individual written workouts plans designed to eliminate the basis of criticism of Criticized Assets. The Bank shall thereafter implement and adhere to the workout plans. Each workout plan shall include, at a minimum:
(a)	an identification of the expected sources of repayment;

(b)	the appraised value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;

(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and

(d)	actions designed to eliminate the basis of criticism of and protect the Bank’s interest in the assets, including timeframes for implementing and evaluating the effectiveness of those actions.
     (3) Upon adoption, a copy of the workout plans for Criticized Assets equal to or exceeding one hundred thousand dollars ($100,000) shall be forwarded to the Assistant Deputy Comptroller.
     (4) The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:
(a)	the status of each Criticized Asset or criticized portion thereof that equals or exceeds one hundred thousand dollars ($100,000);

(b)	the Bank’s adherence to the workout plans adopted pursuant to this Article;

(c)	the status and effectiveness of the plans; and

(d)	the need to revise the plans or take alternative action.
     (5) A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis (in a format similar to Appendix A, attached hereto).
     (6) The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are Criticized Assets and whose aggregate loans or other extensions exceed one hundred thousand dollars ($1,00,000) only if each of the following conditions is met:
(a)	the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and
(b)	a comparison to the written program adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the Criticized Asset will not be compromised.
     (7) A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.
ARTICLE IV
LOAN RISK RATING SYSTEM
     (1) Within thirty (30) days, and on an ongoing basis thereafter, the Board shall ensure that the Bank’s internal ratings of commercial credit relationships in excess of one hundred thousand dollars ($100,000) (“Covered Relationship”) are timely, accurate, and consistent with the regulatory credit classification criteria set forth in Rating Credit Risk, A-RCR, of the Comptroller’s Handbook and the OCC’s Summary of Key Principles: Construction & Development Lending, dated April 8, 2008. At a minimum, the Board must ensure, on an ongoing basis, that with respect to the Bank’s assessment of credit risk of any Covered Relationship:
(a)	The primary consideration is the strength of the borrower’s primary source of repayment (i.e., the probability of default rather than the risk of loss);

(b)	The strength of the borrower’s primary source of repayment is determined through analysis of the borrower’s historical and projected financial statements, past performance, and future prospects in light of conditions that have occurred or may occur during the term of the loan;

(c)	Collateral, non-government guarantees, and other similar credit risk mitigants that affect potential loss in the event of default (rather than the probability of default) are taken into consideration only if the primary source of repayment has weakened and the probability of default has increased;

(d)	Collateral values reflect a current assessment of value based on actual market conditions and project status;

(e)	Credit risk ratings are reviewed and updated whenever relevant new information is received; and

(f)	The credit risk rating analysis is documented and available for review by the Board and the OCC upon request.
     (2) Within thirty (30) days, and on an ongoing basis thereafter, the Board must ensure that any Covered Relationship with a high probability of payment default or other well-defined weakness is rated no better than Substandard, regardless of the existence illiquid collateral, non- government guarantees, and other similar credit risk of loss mitigants. A well-defined weakness in a Covered Relationship may include, but is not limited to, slow leasing or sales activity resulting in protracted repayment or default on the loan, changes in concept or plan due to unfavorable market conditions, materially deteriorated market conditions, delinquent taxes, or the inability to obtain necessary zoning or permits.

     (3) Within thirty (30) days, the Board must revise its credit risk rating management information system to include a summary of loan portfolio data highlighting trends in, and condition of, the quality of loans rated Pass.
     (4) Upon adoption, a copy of the program shall be forwarded to the Assistant Deputy Comptroller for review and determination of no supervisory objection.
ARTICLE V
CLOSING
     (1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.
     (2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
     (3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
     (4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

     (5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:
(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.
     (6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(l), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.
     IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Gary L. Baranowski	March 15, 2010

Gary L. Baranowski	Date
Assistant Deputy Comptroller
North Central Illinois and Eastern Iowa Field Office

     IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Board, have hereunto set their hands on behalf of the Bank.

/s/ Daryl Becker	March 15, 2010

Daryl Becker	Date

/s/ Gretta Bieber	March 15, 2010

Gretta Bieber	Date

/s/ Gary Bruce	March 15, 2010

Gary Bruce	Date

/s/ Sharon Covert	March 15, 2010

Sharon Covert	Date

/s/ Donald E. Grubb	March 15, 2010

Donald E. Grubb	Date

/s/ Thomas Ogaard	March 15, 2010

Thomas Ogaard	Date

/s/ Ervin I. Pietsch	March 15, 2010

Ervin I. Pietsch	Date

/s/ Stephen W. Samet	March 15, 2010

Stephen W. Samet	Date

/s/ Craig O. Wesner	March 15, 2010

Craig O. Wesner	Date

Date

APPENDIX
Citizens First National Bank
Princeton, IL
CRITICIZED ASSET REPORT AS OF: ________________________________________

BORROWER(S):
ASSET BALANCE(S) AND OCC RATING (SM, SUBSTANDARD, DOUBTFUL OR LOSS):
$                                                                                   CRITICISM
AMOUNT CHARGED OFF TO DATE
FUTURE POTENTIAL CHARGE-OFF

PRESENT STATUS (Fully explain any increase in outstanding balance; include past due status, nonperforming, significant progress or deterioration, etc.):

FINANCIAL AND/OR COLLATERAL SUPPORT (include brief summary of most current financial information, appraised value of collateral and/or estimated value and date thereof, bank’s lien position and amount of available equity, if any, guarantor(s) info, etc.):

PROPOSED ACTIONS TO ELIMINATE ASSET CRITICISM(S) AND TIME FRAME FOR COMPLETION:

IDENTIFIED SOURCE OF REPAYMENT AND DEFINED REPAYMENT PROGRAM (repayment program should coincide with source of repayment):

Use this form for reporting each criticized asset that exceeds one hundred thousand dollars ($100,000) and retain the original in the credit file for review by the examiners. Submit your reports quarterly until notified otherwise, in writing, by the Assistant Deputy Comptroller.